Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE


                   CENDANT REPORTS 1999 SECOND QUARTER RESULTS
                       Business Unit Performance on Track

      Revenues up 8% and Adjusted EBITDA from Continuing Operations up 20%
              Net Income per Share $1.05 in 1999 vs. $0.18 in 1998
                     Adjusted EPS from Continuing Operations
                    up 26% to $0.24 in 1999 vs. $0.19 in 1998

                       Company Completes Dutch Auction and
    Continues to Sell Non-Strategic Assets in Accordance with Strategic Plan

New York, NY, July 21, 1999 - Cendant Corporation (NYSE: CD) today reported 1999 second quarter results. Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman stated, "Our core businesses continue to perform in line with our business plan, with Individual Membership, in particular, making a significant contribution to EBITDA growth in the second quarter. We remain confident that we will deliver earnings per share in line with Wall Street expectations of between $1.00 to $1.07 for the year, up 22% to 30% from $0.82 in 1998, despite timing issues associated with our ongoing asset divestiture and share repurchase programs."

Operating results for the quarter ended June 30, 1999, as compared with the prior year second quarter were as follows:

o Revenues were $1.38 billion, up 8%  from $1.27 billion
o Adjusted EBITDA from continuing operations was $472 million, up 20% from $394 million o Adjusted net income from continuing operations was $195 million, up 16% from $169 million
o Adjusted income from continuing operations per share was up 26% to $0.24 vs. $0.19
o Net  income  was $862  million  compared  with $153 million
o Net income per share was $1.05 compared with $0.18

Net income and net income per share in 1999 include an after tax gain of $709 million, or $0.86 per share, on the dispositions of the Company's Fleet business segment and certain other non-strategic businesses of the Company, including Match.com, National Leisure Group and National Library of Poetry. Adjusted EBITDA from continuing operations excludes the pretax gain of $766 million associated with the divestitures and net unusual pretax charges of $30 million in 1999 and $5 million in 1998. Unusual charges in both years include investigation-elated costs and certain other non-recurring items. (See Tables 1 and 2 for consolidated operating results from continuing operations - as adjusted and as reported.)

Share Repurchase Program and Asset Sales
The Company has reduced shares outstanding by approximately 141 million shares through open market transactions, its recently announced self tender offer and the 7.1 million shares returned to the Company in connection with the sale of Hebdo Mag International. The Company expects to continue to use excess financial resources, including cash flow from operations and proceeds from asset sales, to repurchase shares and retire debt. The Company's stated objective is to maintain a target debt to total capital ratio of 40% or less.

During the second half of 1999 the Company expects to sell several non-strategic businesses it previously identified to generate proceeds estimated at over $1 billion. The Company expects to use the proceeds and anticipated operating cash flows to reduce its term loan by about $350 to $400 million and reduce its shares outstanding by about 40 to 50 million shares (assuming current share prices) by year end. Accordingly, the Company anticipates that approximately 735 million shares will be outstanding on a diluted basis at December 31, 1999, a reduction of about 21% from the commencement of the stock buyback program in November 1998.

Second Quarter Division Results
Total Company performance in the second quarter of 1999 was consistent with the Company's stated growth targets for the full year. The underlying discussion of operating results by division for the second quarter of 1999 as compared to the second quarter of 1998 focuses on Adjusted EBITDA, which is the profit measure that the Company uses to evaluate performance. (See Table 4 for Revenues and Adjusted EBITDA by segment and Table 5 for underlying segment revenue drivers.)

Travel Division
Travel segment revenues increased 10% to $290 million as a result of a 9% increase in franchise fees from lodging properties and car rental locations, primarily from increases in available rooms, revenue per available room and car rental days. Increased timeshare subscription and exchange revenues contributed to overall timeshare revenue growth of 13%. Adjusted EBITDA for the Travel segment increased 8% to $147 million. Adjusted EBITDA excludes a non-recurring charge of $23 million, or $0.02 per share after tax, to fund a contribution to the trust responsible for completing the previously announced transition of the Company's lodging franchisees to a Company-sponsored property management system. The Adjusted EBITDA margin of 51% for 1999 was unchanged from 1998.

Cendant disposed of its Fleet operations as of June 30, 1999. Fleet revenues increased 10% to $106 million, primarily as a result of higher service fee revenues. The number of service cards and leased vehicles increased by approximately 18% and 4%, respectively. EBITDA decreased 6% to $41 million primarily because of higher borrowing costs.

Real Estate Division
Real Estate Franchise revenues increased 21% to $159 million and EBITDA increased 11% to $114 million. Royalty fees increased 12% primarily as a result of a 5% increasein home sale transactions and a 6% increase in the average price of homes sold. In addition, revenues increased as a result of increases in marketing fund revenues, which were offset directly by marketing fund expenses on behalf of franchisees, with the effect of lowering margins but having no impact on profitability. Preferred Alliance revenues declined $10 million due to certain access fees received in 1998, which were offset by a $10 million payment received from NRT Incorporated in 1999.

Relocation revenues decreased 3% to $107 million. Lower volumes on certain relocation services in 1999 were partially offset by higher ancillary service fees from certain renegotiated contracts and increased outsourcing services provided by the Company. In 1999 the Company entered into a strategic partnership with a third-party insurance company, which contributed $7 million of additional revenues. These increases were partially offset by the sale of certain niche-market asset management operations in the third quarter of 1998, which reduced revenues by $4 million. EBITDA increased 30% to $34 million. Operating expenses decreased 13% principally from cost savings in regional operations and reduced government home sale expenses.

Mortgage revenues increased 13% to $107 million due to substantial growth in mortgage origination volume, which increased $1.2 billion, or 19%, to $7.8 billion. Mortgage closings increased and included a shift to more profitable sales and processing channels, which was responsible for production revenue growth of $5 million. The servicing portfolio grew 29% to $43.8 billion and servicing revenue increased $9 million, or 60%, with average servicing fees increasing slightly. EBITDA increased 11% to $50 million reflecting higher revenues partially offset by higher operating expenses related to increases in hiring, technology and capacity to support continued growth.

Direct Marketing Division
Individual Membership revenues increased 16% to $244 million due to an increase in the number of club members and an increase in the average price of a membership. EBITDA increased $58 million from a loss of $41 million last year to a profit of $17 million this year, primarily as a result of increased revenues and reduced marketing spending, as the Company further refined the targeted audiences for its direct marketing efforts and further optimized the use of various marketing media. The Company's online membership business contributed $15 million to revenues but reduced EBITDA by $10 million in the second quarter of 1999.

Insurance/Wholesale revenues increased 5% to $143 million, primarily because of customer growth, which resulted from increases in affiliations with financial institutions. The increase in revenues was attributable principally to international expansion. International revenues increased 26% due primarily to a 42% increase in customers. EBITDA increased 41% to $50 million. The segment also benefited from a decrease in customer acquisition costs related to insurance products. The EBITDA margin increased from 26% in 1998 to 35% in 1999.

Other Consumer and Business Services
Revenues decreased 3% to $223 million, primarily as a result of a decrease in income from financial investments and the divestiture of several businesses. The revenue decreases were partially offset by increased revenues from National Parking Corporation, the largest private car park operator in the UK, which was acquired in April 1998. Adjusted EBITDA decreased to $20 million.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K/A for the year ended December 31, 1998, including the resolution of the pending class action litigation and the Company's ability to implement its plan to divest non-strategic assets.

Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is among the world's leading franchisors of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate division also includes Welcome Wagon/GETKO and the Company's soon-to-be-created residential real estate services portal on the Internet. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).

Media Contact:                             Investor Contact:
Elliot Bloom                               Denise L. Gillen
212-413-1832                               212-413-1833
                                           Samuel J. Levenson
                                           212-413-1834

                                    *****
                                Tables Follow

                                                                         Table 1

Cendant Corporation and Subsidiaries
Continuing Operations

Second Quarter Financial Results
(Dollars and shares in millions, except per share amounts)

As Adjusted

The 1999 results are adjusted to exclude $6.5 million ($4.0 million, after tax) of investigation-related costs, a $23.0 million non-recurring charge ($14.9 million, after tax) in connection with the transition of the Company's lodging franchisees to a Company-sponsored property management system and a $765.7 million gain ($709.1 million, after tax) on the disposition of the Fleet business segment and certain other non-strategic businesses of the Company, including Match.com, National Leisure Group ("NLG") and National Library of Poetry ("NLP").

The 1998 results are adjusted to exclude $32.2  million  ($20.4  million,  after tax) of investigation-related costs, including incremental financing costs. The aforementioned 1998 charges were partially offset by a credit of $27.5 million ($18.6 million, after tax) associated with changes in the estimate of liabilities previously recorded in connection with merger-related costs and other unusual charges ("Unusual Charges").

                                                          1999              1998          % change
                                                       ---------         ---------        --------
Revenues                                               $ 1,377.3         $ 1,272.3            8%
Expenses                                                 1,053.4             985.8            7%
                                                       ---------         ---------
Income before income taxes and minority interest           323.9             286.5           13%

EBITDA (1)                                                 472.2             393.7           20%

Income from continuing operations                          194.8             168.6           16%

Earnings per share:
   Basic                                               $    0.25         $    0.20           25%
   Diluted                                                  0.24              0.19           26%

Weighted average shares - diluted                          823.7             900.9           (9%)

As Reported
                                                          1999              1998          % change
                                                       ---------         ---------        --------
Revenues                                               $ 1,377.3          $1,272.3            8%
Expenses                                                 1,082.9             990.5            9%
Gain on businesses sold                                    765.7                 -             *
                                                       ---------         ---------
Income before income taxes and minority interest         1,060.1             281.8             *

EBITDA (1)                                               1,208.4             389.0             *

Income from continuing operations                          885.0             166.8             *

Earnings per share:
   Basic                                               $    1.15         $    0.20             *
   Diluted                                                  1.08              0.19             *

Weighted average shares - diluted                          823.7             900.9           (9%)

----------
*      Not meaningful
(1)    Earnings before interest, taxes, depreciation and amortization.

                                                                         Table 2
Cendant Corporation and Subsidiaries
Continuing Operations

Six Months Ended June 30, 1999 and 1998 (Dollars and shares in millions, except per share amounts)

As Adjusted

The 1999 results are adjusted to exclude $7.0 million ($4.4 million, after tax) of costs incurred in connection with the termination of the proposed acquisition of RAC Motoring Services, $8.2 million ($5.1 million, after tax) of investigation-related costs and a $23.0 million non-recurring charge ($14.9 million, after-tax) in connection with the transition of the Company's lodging franchisees to a Company-sponsored property management system, partially offset by a $1.3 million gain ($0.8 million, after tax) on the sale of Essex Corporation, a Company subsidiary. In addition, the 1999 results are adjusted to exclude a $765.7 million gain ($709.1 million, after tax) on the disposition of the Fleet business segment and certain other non-strategic businesses of the Company, including Match.com, NLG and NLP.

The 1998 results are adjusted to exclude $32.2  million  ($20.4  million,  after tax) of investigation-related costs, including incremental financing costs. The aforementioned 1998 charges are partially offset by a credit of $24.4 million ($16.2 million, after tax) associated with changes in the estimate of liabilities previously recorded in connection with Unusual Charges.

                                                          1999             1998         % change
                                                       ---------         ---------      --------
Revenues                                               $ 2,682.2         $ 2,392.2         12%
Expenses                                                 2,047.9           1,786.8         15%
                                                       ---------         ---------
Income before income taxes and minority interest           634.3             605.4          5%

EBITDA (1)                                                 921.9             795.1         16%

Income from continuing operations                          380.9             367.3          4%
Earnings per share:
   Basic                                               $    0.49         $    0.43         14%
   Diluted                                                  0.46              0.41         12%

Weighted average shares - diluted                          838.9            907.8          (8%)

As Reported
                                                          1999             1998          % change
                                                       ---------         --------        --------
Revenues                                               $ 2,682.2         $2,392.2          12%
Expenses                                                 2,084.8          1,794.6          16%
Gain on businesses sold                                    765.7                -           *
                                                       ---------         --------
Income before income taxes and minority interest         1,363.1            597.6           *

EBITDA (1)                                               1,650.7            787.3           *

Income from continuing operations                        1,066.4            363.1           *

Earnings per share:
   Basic                                               $    1.36         $   0.43           *
   Diluted                                                  1.28             0.41           *

Weighted average shares - diluted                          838.9            907.8          (8%)

----------
*    Not meaningful
(1) Earnings before interest, taxes, depreciation and amortization.

                                                                         Table 3

                      Cendant Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except per share data)

                                                                  Three Months Ended         Six Months Ended
                                                                         June 30,                 June 30
                                                                  ----------------------     -------------------
                                                                     1999         1998         1999       1998
                                                                  ---------     --------     ---------  --------
Revenues
   Membership and service fees, net                               $ 1,333.2     $1,237.8     $ 2,573.7  $2,286.6
   Fleet leasing (net of depreciation and interest costs of
      $343.3, $318.1, $669.7 and $629.7)                               11.3         19.1          29.9      39.0
   Other                                                               32.8         15.4          78.6      66.6
                                                                  ---------     --------     ---------  --------
Net revenues                                                        1,377.3      1,272.3       2,682.2   2,392.2
                                                                  ---------     --------     ---------  --------

Expenses
   Operating                                                          435.0        437.0         867.4     748.6
   Marketing and reservation                                          287.9        291.3         550.1     556.1
   General and administrative                                         182.2        150.3         342.8     292.4
   Depreciation and amortization                                       94.2         84.3         185.2     147.9
   Other charges
     Termination of proposed acquisition                                -              -           7.0         -
     Investigation-related costs                                        6.5         32.2           8.2      32.2
     Merger-related costs and other unusual charges (credits)          23.0        (27.5)         21.7     (24.4)
     Interest, net                                                     54.1         22.9         102.4      41.8
                                                                  ---------     --------     ---------   -------
Total expenses                                                      1,082.9        990.5       2,084.8   1,794.6
                                                                  ---------     --------     ---------   -------

Gain on businesses sold                                               765.7            -         765.7         -
                                                                  ---------     --------     ---------   -------

Income from continuing operations before income taxes and
   minority interest                                                1,060.1        281.8       1,363.1     597.6
Provision for income taxes                                            160.0        100.1         266.5     214.7
Minority interest, net of tax                                          15.1         14.9          30.2      19.8
                                                                  ---------     --------     ---------   -------
Income from continuing operations                                     885.0        166.8       1,066.4     363.1
Loss from discontinued operations, net of tax                          (4.1)       (13.8)        (16.2)    (37.2)
Gain (loss) on sale of discontinued operations, net of tax            (18.6)           -         174.1         -
                                                                  ----------    --------     ---------   -------
Net income                                                        $   862.3     $  153.0     $ 1,224.3   $ 325.9
                                                                  =========     ========     =========   =======

Income (loss) per share
   Basic
     Income from continuing operations                            $    1.15     $   0.20     $    1.36   $  0.43
     Loss from discontinued operations                                (0.01)       (0.02)        (0.02)    (0.04)
     Gain (loss) on sale of discontinued operations                   (0.02)           -          0.22         -
                                                                  ---------    ----------    ---------   --------
     Net income                                                   $    1.12     $   0.18     $    1.56   $  0.39
                                                                  =========     ========     =========   =======

   Diluted
     Income from continuing operations                            $    1.08     $   0.19     $    1.28   $  0.41
     Loss from discontinued operations                                (0.01)       (0.01)        (0.02)    (0.04)
     Gain (loss) on sale of discontinued operations                   (0.02)           -          0.21         -
                                                                 ----------    ---------     ---------   --------
     Net income                                                   $    1.05     $   0.18     $    1.47   $  0.37
                                                                  =========     ========     =========   =======

Weighted average shares
     Basic                                                            769.5        850.8         784.7     844.8
     Diluted                                                          823.7        900.9         838.9     907.8

                                                                         Table 4

Cendant Corporation and Subsidiaries
Continuing Operations

Revenues and Adjusted EBITDA by Segment
(Dollars in millions)

Quarterly Period Ended June 30,

                                               Revenues                      Adjusted EBITDA  (1)
                               -----------------------------------     -----------------------------------
                                                              %                                      %
                                  1999         1998        Change        1999       1998 (6)      Change
                               ---------    ---------     --------     ---------    ---------    ---------
Travel                         $   289.6    $   263.6         10%      $146.5 (2)   $  135.7         8%
Fleet                              105.6         96.0         10%        41.1           43.7        (6%)
Real Estate Franchise              158.9        131.5         21%       113.9          103.1        11%
Relocation                         106.8        110.2         (3%)       34.2           26.4        30%
Mortgage                           106.6         94.0         13%        49.7           44.8        11%
Individual Membership              243.8        209.6         16%        17.1          (40.9)        *
Insurance/Wholesale                143.0        136.8          5%        50.0           35.5        41%
Other                              223.0        230.6         (3%)       19.7 (4)       45.4 (5)   (57%)
                               ---------    ---------                  -------      ---------
Total                          $ 1,377.3    $ 1,272.3          8%      $472.2       $  393.7        20%
                               =========    =========                  ======       ========


Six Months Ended June 30,
                                               Revenues                      Adjusted EBITDA  (1)
                               -----------------------------------     -----------------------------------
                                                              %                                      %
                                  1999         1998        Change        1999       1998 (7)      Change
                               ---------    ---------     --------     ---------    ---------    ---------
Travel                         $   561.6    $   529.2          6%      $  291.2 (2) $  284.8           2%
Fleet                              207.4        192.6          8%         80.8          91.3         (12%)
Real Estate Franchise              255.5        215.8         18%        185.3         162.3          14%
Relocation                         197.7        209.9         (6%)        52.1          52.0           -
Mortgage                           199.8        172.0         16%         93.7          82.3          14%
Individual Membership              487.2        413.7         18%         29.0         (56.8)          *
Insurance/Wholesale                282.7        270.8          4%         88.3          74.6          18%
Other                              490.3        388.2         26%         101.5 (3)    104.6 (5)      (3%)
                               ---------    ---------                  --------     ---------
Total                          $ 2,682.2    $ 2,392.2         12%      $  921.9     $  795.1          16%
                               =========    ==========                 ========     ========

---------------
*      Not meaningful
(1) Earnings before interest, taxes, depreciation and amortization, and gains on businesses sold, adjusted to exclude non-recurring or unusual items.
(2) Excludes a $23.0 million non-recurring charge in connection with the transition of the Company's lodging franchisees to a Company-sponsored property management system.
(3) Excludes: (i) the $23.0 million non-recurring charge as described in Note 2; (ii) $8.2 million of investigation-related costs; and (iii) $7.0 million of costs incurred in connection with the termination of the proposed acquisition of RAC Motoring Services, partially offset by a $1.3 million gain on the sale of Essex.
(4)    Excludes $6.5 million of investigation-related costs.
(5) Excludes $32.2 million of investigation-related costs, including incremental financing costs.
(6) Excludes a net credit of $27.5 million associated with changes in the estimate of liabilities previously recorded in connection with Unusual Charges. The aforementioned net credit was comprised of $5.4 million, $1.3 million, $1.0 million and $25.3 million of credits within the Travel, Fleet, Real Estate Franchise and Other segments, respectively, and $3.7 million and $1.8 million of charges incurred within the Relocation and Mortgage segments, respectively.
(7) Excludes a net credit of $24.4 million associated with changes in the estimate of liabilities previously recorded in connection with Unusual Charges. The aforementioned net credit was comprised of $5.4 million, $1.3 million, $1.0 million and $24.1 million of credits within the Travel, Fleet, Real Estate Franchise and Other segments, respectively, and $3.7 million and $3.7 million of charges incurred within the Relocation and Mortgage segments, respectively

                                                             Table 5
Cendant Corporation and Subsidiaries
Segment Revenue Driver Analysis
(Revenue dollars in millions)

                                                                    2nd Quarter
                                                                                                 %
                                                              1999              1998          Change
                                                          --------------   -------------    ---------
Travel Segment
     Domestic Rooms
       Month End Actual Rooms                                   509,706          487,168         5
       Weighted Average Rooms Available                         496,299          474,662         5
     Franchise Fee per Weighted Average Room              $      228.12    $      220.86         3
                                                          -------------    -------------
     Total Franchise Fees                                 $       113.2    $       104.8         8
                                                          -------------    -------------

     Car Rental days                                         15,315,889       13,867,489        10
     Franchise Fee per Rental day                         $        2.92    $        2.87         2
                                                          -------------    -------------
     Total Franchise Fees                                 $        44.7    $        39.8        12

         Sub-Total Franchise Fees                         $       157.9    $       144.6         9
                                                          -------------    -------------

     Number of Timeshare Exchanges                              455,565          411,711        11
     Annualized Number of Exchanges                           1,822,260        1,646,844        11
     Average Subscriptions                                    2,299,123        2,186,424         5
                                                          -------------    -------------
     Total Exchanges and Subscriptions                        4,121,383        3,833,268         8
     Average Fee                                          $       20.68    $       20.87        (1)
                                                          -------------    -------------
     Total Exchange/Subscription Fees                     $        85.2    $        80.0         7
                                                          -------------    -------------

     Other Revenue                                        $        46.5    $        39.0        19

     Total Travel Revenue                                 $       289.6    $       263.6        10
                                                          =============    =============

Fleet Segment
     Number of Cars/Cards                                     4,733,703        4,054,128        17
     Revenue per Car/Card                                 $       22.31    $       23.68        (6)
                                                          -------------    -------------
     Total Revenue                                        $       105.6    $        96.0        10
                                                          =============    =============

Real Estate Franchise Segment
     Closed sides - Domestic                                    524,777          498,893         5
     Average Price                                        $     151,430    $     142,735         6
     Adjusted Royalty Rate                                        0.15%            0.15%         -
                                                          -------------    -------------
     Total Royalties                                      $       121.9    $       108.7        12
     Other                                                         37.0             22.8        62
                                                          -------------    -------------
     Total Revenue                                        $       158.9    $       131.5        21
                                                          =============    =============

Mortgage Segment
     Production Loan Closings (1)                         $       7,816    $       6,576        19
     Avg. Servicing Loan Portfolio                        $      43,751    $      34,004        29

                                                                Table 6

                      Cendant Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                                  (In billions)

                                                    June 30,        December 31,
                                                      1999              1998
                                                    --------        ------------
Assets

   Cash                                             $    0.3        $    1.0
   Restricted cash                                       1.2             0.1
   Other current assets                                  2.7             3.5
                                                    --------        --------


Total current assets                                     4.2             4.6

   Property and equipment, net                           1.3             1.4
   Goodwill, net                                         3.6             3.9
   Other assets                                          3.1             2.8
                                                    --------        --------

Total assets exclusive of assets under programs         12.2            12.7

Assets under management and mortgage programs            5.3             7.5
                                                    --------        --------

Total assets                                        $   17.5        $   20.2
                                                    ========        ========

Liabilities and shareholders' equity

Total current liabilities                           $    2.7        $    2.9

   Long-term debt                                        3.3             3.4

   Other non-current liabilities                         0.5             0.4
                                                    --------        --------

Total liabilities exclusive of liabilities
  under programs                                         6.5             6.7
Liabilities under management and mortgage programs       4.7             7.2

Mandatorily redeemable preferred securities issued
  by subsidiary                                          1.5             1.5

Commitments and contingencies

Total shareholders' equity                               4.8             4.8
                                                    --------        --------

Total liabilities and shareholders' equity          $   17.5        $   20.2
                                                    ========        ========